LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

This information should be read in conjunction with our Earnings Release for the period ended June 30, 2022, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income	$768	$728	$1,395	$1,496	$2,082
EBITDA	905	911	1,576	1,816	2,443

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA decreased $6 million versus the first quarter 2022. Compared to the prior period, olefins results decreased approximately $85 million with lower margins due to higher ethane and energy costs. We operated our ethylene crackers at 90 percent of capacity with the raw materials being 75 percent ethane and 20 percent other natural gas liquids. Combined polyolefins results increased approximately $125 million driven by higher spreads, resulting from higher product prices and lower monomer costs.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA decreased $671 million versus the second quarter 2021. Olefins results decreased approximately $525 million driven by lower margins and volumes. Margins decreased due to higher feedstock and energy costs and lower ethylene sales price. Ethylene volumes decreased driven by lower internal demand due to maintenance downtime. Combined polyolefin results decreased approximately $105 million due to lower polyolefins spreads with lower product prices and higher monomer costs.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income	$121	$138	$551	$259	$810
EBITDA	159	188	708	347	1,120
Impairments, pre-tax	69	—	—	69	—
EBITDA excluding impairment	228	188	708	416	1,120

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA increased $40 million versus the first quarter 2022, excluding an impairment of $69 million in the second quarter 2022 related to the exit of our Australia polypropylene business. Compared to the prior period, olefins results increased approximately $95 million due to increased margins driven by higher ethylene and co-product prices. We operated the ethylene crackers at 70 percent of capacity with extended maintenance at our ethylene cracker in Berre, France reducing utilization. Approximately 30 percent of the raw materials were derived from non-naphtha feedstocks. Combined polyolefins results decreased about $45 million compared to the prior period due to lower volumes driven by the cracker downtime and softening demand during June.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA decreased $480 million versus the second quarter 2021, excluding an impairment of $69 million in the second quarter 2022. Olefins results decreased approximately $95 million driven by lower volumes and margins. Volumes decreased due to planned and unplanned maintenance. Ethylene margins decreased primarily due to higher feedstock and energy costs, partially offset by higher co-product and ethylene prices. Combined polyolefins results decreased about $210 million primarily due to decreased margins driven by lower spreads over monomer and higher energy costs. Joint venture equity income decreased approximately $105 million due to lower spreads at our Asia joint ventures.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income	$635	$468	$493	$1,103	$581
EBITDA	675	546	596	1,221	778

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA increased $129 million compared to the first quarter 2022 resulting in a record quarter for the I&D segment. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $90 million due to softening durable goods demand pressuring product pricing. Intermediate Chemicals results increased about $5 million due to higher styrene results that were partially offset by lower acetyls volumes driven by unplanned maintenance at our La Porte, Texas site. Oxyfuels & Related Products results increased approximately $260 million due to significant margin expansion driven by high gasoline prices and lower costs driven by a decreasing butane to crude ratio.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA increased $79 million versus the second quarter 2021. Compared to the prior period, Propylene Oxide & Derivatives results decreased $50 million due to lower demand and higher natural gas costs in Europe. Intermediate Chemicals results decreased about $30 million driven by planned and unplanned maintenance, partially offset by higher styrene results. Oxyfuels & Related Products increased approximately $270 million driven by higher demand and gasoline prices. Joint venture equity income decreased approximately $15 million due to reduced margins at our Asia joint ventures.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income	$100	$88	$101	$188	$205
EBITDA	118	125	129	243	264

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA decreased $7 million versus the first quarter 2022. Compared with the prior period, Compounding & Solutions results decreased approximately $15 million due to lower volumes driven by persistent constraints in automotive production during the second quarter. Advanced Polymers results increased $25 million driven by improved margins and volumes due to strong seasonal demand.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA decreased $11 million compared to the second quarter 2021. Compared with the prior period, Compounding & Solutions results decreased approximately $10 million with lower volumes driven by constrained production in automotive end markets. Advanced Polymers results increased $20 million due to margin increases primarily driven by improved spreads over propylene with higher product prices.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income (loss)	$422	$148	$(95)	$570	$(225)
EBITDA	418	148	(81)	566	(191)

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA increased $270 million versus the first quarter 2022. Margins improved driven by an increase in the Maya 2-1-1 industry crack spread of $25 per barrel to about $56 per barrel, partially offset by lower by-product crack spreads due to rising crude cost outpacing by-product price increases. The Houston Refinery operated at 252,000 barrels per day, 3,000 barrels per day lower than the prior period due to an unplanned maintenance, partially offset by increased demand for gasoline, diesel and jet fuel.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA increased $499 million versus the second quarter 2021. Margins improved driven by an increase in the Maya 2-1-1 industry crack spread of about $34 per barrel. Crude throughput increased by 4,000 barrels per day due to strong demand for efined products, partially offset by an unplanned maintenance.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income	$106	$93	$82	$199	$164
EBITDA	112	103	92	215	186

Three months ended June 30, 2022 versus three months ended March 31, 2022 - EBITDA increased $9 million compared to the prior period with higher licensing revenue, partially offset by lower catalyst volume.

Three months ended June 30, 2022 versus three months ended June 30, 2021 - EBITDA increased $20 million relative to the second quarter 2021 driven by higher licensing revenue and catalyst volume with stronger demand in Asia.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $532 million during the second quarter 2022. Our cash and liquid investment balance was $1.1 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 327 million common shares outstanding as of June 30, 2022. The company paid dividends of $2.1 billion during the second quarter 2022.

Table 7 - Reconciliation of EBITDA to EBITDA Excluding LCM and Impairment by Segment
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
EBITDA:
Olefins & Polyolefins - Americas	$905	$911	$1,576	$1,816	$2,443
Olefins & Polyolefins - EAI	159	188	708	347	1,120
Intermediates & Derivatives	675	546	596	1,221	778
Advanced Polymer Solutions	118	125	129	243	264
Refining	418	148	(81)	566	(191)
Technology	112	103	92	215	186
Other	(6)	(1)	(2)	(7)	3
Continuing Operations	$2,381	$2,020	$3,018	$4,401	$4,603

Add: Impairments, pre-tax:
Olefins & Polyolefins - EAI	$69	$—	$—	$69	$—

EBITDA excluding impairment:
Olefins & Polyolefins - Americas	$905	$911	$1,576	$1,816	$2,443
Olefins & Polyolefins - EAI	228	188	708	416	1,120
Intermediates & Derivatives	675	546	596	1,221	778
Advanced Polymer Solutions	118	125	129	243	264
Refining	418	148	(81)	566	(191)
Technology	112	103	92	215	186
Other	(6)	(1)	(2)	(7)	3
Continuing Operations	$2,450	$2,020	$3,018	$4,470	$4,603